Exhibit (a)(1)(K)

[Form of Instructions and Agreements - Equity]

Office Depot, Inc. Stock Option Exchange Offer

Instructions and Agreements Forming Part of the Terms and Conditions of the Offer

AGREEMENTS:

By signing the Employee Election Form, Election Modification Form, and/or Election Withdrawal Form, I acknowledge that I understand and agree that:

1.	I have received and read the Offer to Exchange dated Monday, May 10, 2010. I understand and agree to be bound by all the terms and conditions of the Exchange Offer as set forth in the Offer to Exchange and the Employee Election Form, Election Modification Form, and/or Election Withdrawal Form.

2.	I agree to be bound by the last properly submitted form (which may be either the Employee Election Form, the Election Modification Form, or Election Withdrawal Form, as applicable) submitted by me and accepted by Office Depot as of the Expiration Date (12:01 a.m., Eastern Time, on Tuesday, June 8, 2010, unless extended by Office Depot).

3.	I hereby sell, assign and transfer to Office Depot all right, title and interest in and to the Eligible Options tendered as indicated in the Employee Election Form or Election Modification Form. Office Depot’s acceptance of the Eligible Options tendered will constitute a binding agreement between Office Depot and me.

4.	I represent that I have full power and authority to tender the Eligible Options, and the Eligible Options I am tendering will not be encumbered in any way.

5.	I understand that when Office Depot accepts my properly tendered Eligible Options, the Eligible Options and my option agreement(s) relating to the Eligible Options will be cancelled and rendered null and void; and I, by tendering such Eligible Options, irrevocably release all of my rights with respect to such Eligible Options and such option agreement(s).

6.	The Offer to Exchange and my elections as reflected on the last properly submitted form (which may be either the Employee Election Form, the Election Modification Form, or Election Withdrawal Form, as applicable) constitute my entire agreement with Office Depot with respect to the Exchange Offer.

7.	I acknowledge that if the price of Office Depot common stock increases after the date on which my exchanged Eligible Options are cancelled, my cancelled Eligible Options might be worth more than the New Options I receive in exchange for them.

8.	I authorize Office Depot to collect, use, transfer and share my personal information to the extent Office Depot deems necessary to facilitate my participation in the Exchange Offer.

9.	I will, upon request, promptly execute and deliver any additional documents deemed by Office Depot to be necessary to complete the acceptance and payment of the Eligible Options tendered.

10.	I understand that participation in the Exchange Offer will not be construed as a right to my continued employment or service with Office Depot or any of its subsidiaries for any period, and that my employment or service can be terminated at any time by Office Depot or myself (or one of Office Depot’s subsidiaries, as applicable), with or without cause or notice, in accordance with the terms of my employment with Office Depot. I understand that participation in the Exchange Offer will not alter or affect any provision of my employment relationship with Office Depot (other than to the extent I receive new stock options in exchange for eligible options, and any changes to vesting outlined in the Offer to Exchange which shall prevail in the event of a conflict with any employment agreement).

11.	Office Depot has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this Exchange Offer before making any decision whether to participate.

12.	I understand that, as described in Section 6 of the Offer to Exchange, Office Depot may extend, amend, withdraw or terminate the Exchange Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

INSTRUCTIONS

1.	Defined Terms. All terms used in the Employee Election Form, Election Modification Form, or Election Withdrawal Form but not defined have the meanings given to them in the Offer to Exchange, dated Monday, May 10, 2010. References to “Office Depot,” “we,” “us,” and “our” mean Office Depot, Inc. and its subsidiaries.

2.	Expiration Date. The Exchange Offer and any rights to tender, or to withdraw a tender, of your Eligible Options will expire at 12:01 a.m., Eastern Time, on Tuesday, June 8, 2010 (or on a later date if we extend the Exchange Offer) (the “Expiration Date”). Any Employee Election Form, Election Modification Form, or Election Withdrawal Form received after the Expiration Date will not be accepted.

3.	Delivery of Election Form. If you intend to tender your eligible options under the Exchange Offer, you must complete, sign and date a copy of the Employee Election Form (or Election Modification Form) and return it to Office Depot as described within the Employee Election Form (or Election Modification Form). Your elections will be effective only upon receipt by Office Depot by the Expiration Date. The method of delivery of the signed and completed forms is at your own option and risk.

We will not accept any alternative, conditional or contingent offers to exchange Eligible Options. All Eligible Employees electing to exchange Eligible Options, by execution of the Election Form or Election Modification Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer to Exchange.

You are not required to tender your Eligible Options, and participation in this Exchange Offer is completely voluntary. If you elect to participate in this Exchange Offer, you may tender some or all of your Eligible Options, provided that you must tender all your Eligible Options that are a part of the same Grant. If you do not wish to participate in this Exchange Offer, no action is required on your part; however, we request that you complete and submit the attached Employee Election Form in order to help ensure that all elections are accurately tallied. Please note that if you do not participate and you have any eligible options which have a “Grant Type” of Incentive Stock Options (“ISO”), your holding period for such options may be impacted. Please review the attached Offer to Exchange for further information.

4.	Additional Tenders. If you tendered some of your Eligible Options, and would like to tender additional Eligible Options for exchange, you must submit an Election Modification Form using the procedures described in Instruction 3 above indicating your elections for all Eligible Options, including those listed on your original Employee Election Form. The Election Modification Form must be signed and dated after your original Employee Election Form. It must be properly completed and it must indicate your elections for all Eligible Options. Upon the receipt of such properly completed, signed and dated Election Modification Form by the Expiration Date, any previously submitted Employee Election Form and/or Election Modification Form will be disregarded and will be considered replaced in full by the most recent Election Modification Form received by the Expiration Date. You will be bound by the last properly submitted form (which may be either the Employee Election Form, Election Modification Form, or Election Withdrawal Form, as applicable) we receive prior to 12:01 a.m., Eastern Time, on Tuesday, June 8, 2010 unless extended by Office Depot.

5.	Withdrawal of Election. The tender of your Eligible Options pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Exchange Offer is extended by Office Depot beyond that time, you may withdraw your election at any time until the extended Expiration Date. To withdraw your tendered Eligible Options and no longer participate in the Exchange Offer, you must submit an Election Withdrawal Form. If you would like to rescind your withdrawal, you must re-tender your Eligible Options before the Expiration Date by following the procedures described in Instructions 3 and 4 above.

6.	Signatures on the Employee Election Form, Election Modification Form, or Election Withdrawal Form. If a form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change with your election.

7.	Submission of Forms. After completing the attached Employee Election Form, Election Modification Form, or Election Withdrawal Form, as applicable, you may submit your elections to Office Depot in either of the following ways:

a.	You may scan and email the completed and signed form to optionexchange@officedepot.com.

b.	You may fax the completed and signed form to 1-561-438-1285.

Submissions by any other means including hand delivery, inter-office, US mail, or Federal Express will not be accepted.

8.	Requests for Assistance or Additional Copies. If you need assistance, or would like to request additional copies of the Offer to Exchange, Employee Election Form, Election Modification Form, or Election Withdrawal Form, please contact Office Depot Employee Services between 8:00 a.m. and 5:30 p.m., Eastern Time, Monday through Friday at 1-888-954-4636, Option #3 or internationally at 1-561-438-3604. Copies of the Exchange Offer materials are posted on the Office Depot website at www.officedepot.com/options.

9.	Irregularities. Office Depot will, in its sole discretion, determine the eligibility of options for exchange in the Exchange Offer and the eligibility of employees to participate in the Exchange Offer. Office Depot has sole discretion to decide all questions as to validity, form, eligibility, time of receipt, and acceptance of any exchange (or withdrawal) of Eligible Options. Neither Office Depot nor any other person is obligated to give notice of any defects or irregularities in exchanges. No exchange of Eligible Options will be deemed properly made until all defects or irregularities have been cured by the Eligible Employee or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer.

10.	Additional Documents to Read. You should read the Offer to Exchange, Employee Election Form, Election Modification Form, and Election Withdrawal Form before deciding to participate in the Exchange Offer.

11.	Important Tax Information. We advise all Eligible Employees to meet with their own tax advisor(s) about the local, state, federal and foreign tax consequences of participating or not participating in the Exchange Offer and refer to Schedule B of the Offer to Exchange, which contains important tax information. If you live or work outside the United States, or are otherwise subject to a tax liability in a foreign jurisdiction, you should refer to Schedule B of the Offer to Exchange for a discussion of the tax consequences and/or social insurance contributions which may apply to you.